Exhibit 99.1

For Immediate Release Centra Financial Holdings/Centra Bank	Contact: Douglas J. Leech [304] 581-6000
May 22, 2008
Centra Declares Second Cash Dividend
As a result of record earnings and strong growth in 2008, the Board of Directors of Centra Financial Holdings, Inc., parent company of Centra Bank, Inc., today declared the payment of the company’s second cash dividend on Centra common stock. Payable on July 1, 2008, $0.05 per share will be distributed to shareholders of record on June 20, 2008.
Born and headquartered in Morgantown, West Virginia, Centra opened for business on February 14, 2000 and currently operates 15 offices in three states- Morgantown and Martinsburg, West Virginia; Uniontown, Pennsylvania; and Hagerstown, Maryland. Currently, total assets of the company exceed $1 billion. The company is owned primarily by individual stockholders in these four markets.